EXHIBIT 99.1

FreightCar America, Inc. Reports Fourth Quarter and Full Year 2018 Results

Company is focused on completing “Back to Basics” in 2019 and announces annual delivery estimates, material cost savings guidance and next step towards its long term manufacturing footprint

CHICAGO, Feb. 26, 2019 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the fourth quarter ended December 31, 2018.

Business Highlights

  Fourth quarter revenue of $87.8 million on deliveries of 1,047 units
  Fourth quarter net loss of $25.7 million, or $2.06 per diluted share, which includes a non-cash provision of $18.2 million, or $1.48 per share, for a valuation allowance against deferred tax assets
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $68.0 million at December 31, 2018, essentially unchanged from the prior quarter
  Year-end backlog totaling 1,699 railcars at an aggregate value of approximately $160 million
  Full-year 2019 delivery outlook forecasted to range between 2,500 and 3,500 railcars
  ‘Back to Basics’ operational improvement strategy benefitted fourth quarter results with over $3,000 per car savings compared to the fourth quarter of 2017 and is expected to deliver additional material cost savings of between $2,000 and $3,000 per railcar, on a run-rate basis, excluding commodity price movements, by the end of 2019

"In 2018, we put in motion our ‘Back to Basics’ transformation initiative designed to position FreightCar America for a strong future,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. "During the year, we took full control of our largest facility, invested in our workforce including the addition of a significant number of critical new hires, and made solid progress in removing costs from our business. We realized a net reduction in our cost of goods sold of more than $3,000 per railcar. This amount would likely have been much greater if not for the high number of changeovers and shorter production runs, which prevented us from capturing the gains we are making in labor efficiencies.”

Meyer concluded, “As we move forward in 2019, the final phase of ‘Back to Basics’ will focus on: 1) continuing to remove material and labor costs from our business, 2) strengthening our product portfolio, and 3) optimizing our manufacturing footprint. Lower costs and a broader product portfolio are key to capturing a greater share of available business and growing our backlog to healthier levels. As it relates to our manufacturing footprint, we are pleased to announce we have finalized an agreement to shrink both the square footage and rent payment at our leased Shoals facility, up to 40% each. This will go into effect in January 2022, per the amended lease terms. We remain confident in our ‘Back to Basics’ initiatives and we expect at the end of this year to have a much more competitive cost base, a meaningfully broader product offering, and all of the building blocks in place for our long term footprint."

Fourth Quarter Results

  Consolidated revenues were $87.8 million in the fourth quarter of 2018 compared to $79.2 million in the same quarter of 2017. The Company delivered 1,047 railcars in the fourth quarter of 2018, which included 827 new railcars and 220 rebuilt railcars. This compares to 977 railcars delivered in the fourth quarter of 2017, which included 855 new railcars, 47 rebuilt railcars, and 75 leased railcars.
  The Company had a diversified backlog totaling 1,699 railcars at December 31, 2018, valued at approximately $160 million.
  Consolidated operating loss for the fourth quarter of 2018 was $11.3 million compared to an operating loss of $13.4 million for the fourth quarter of 2017.
  The income tax provision of $14.8 million recorded in the fourth quarter of 2018 included a $18.2 million valuation allowance against our deferred tax assets as a result of recent annual operating losses.
  Net loss in the fourth quarter of 2018 was $25.7 million, or $2.06 per diluted share, inclusive of the $1.48 per diluted share impact of the valuation allowance against our deferred tax assets, compared to a net loss of $11.1 million, or $0.90 per diluted share, in the fourth quarter of 2017.

Full Year 2018 Results

  Consolidated revenues for the fiscal year ended December 31, 2018 were $316.5 million compared to $409.5 million for the fiscal year ended December 31, 2017.
  The Company delivered 4,214 railcars in 2018, which included 2,584 new railcars, 1,205 rebuilt railcars and 425 leased railcars. This compares to 4,427 railcars delivered in 2017, which included 4,305 new railcars, 47 rebuilt railcars and 75 leased railcars.
  Consolidated operating loss for 2018 was $32.1 million compared to consolidated operating loss of $31.8 million in 2017.
  Net loss in 2018 was $40.6 million, or $3.26 per diluted share, inclusive of the $1.48 per diluted share impact of the valuation allowance against our deferred tax assets, compared to a net loss of $22.6 million, or $1.82 per diluted share, in 2017.
  Cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit were $68.0 million as of December 31, 2018, compared to $136.4 million as of December 31, 2017. The decrease in cash was primarily driven by Company-funded deliveries of leased railcars into its lease fleet, higher accounts receivable due to deliveries placed near the end of 2018 and elevated inventory levels due to production delays experienced during the fourth quarter of 2018 for certain railcar builds.

Fourth Quarter 2018 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Wednesday, February 27, 2019 at 11:00 a.m. (Eastern Standard Time) to discuss the Company’s fourth quarter 2018 financial results. To participate in the conference call, please dial (800) 230-1085, Confirmation Number 464318.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

        Event URL: https://im.csgsystems.com/cgi-bin/conf
        Cast Conference ID#: 464318

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Standard Time) on February 27, 2019 until 11:59 p.m. (Eastern Daylight Time) on March 27, 2019.  To access the replay, please dial (800) 475-6701.  The replay pass code is 464318.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America, Inc.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and other competitive factors. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc. Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2018	2017
	(In thousands)
Assets
Current assets
Cash, cash equivalents and restricted cash equivalents	$45,070	$87,788
Restricted certificates of deposit	4,952	5,720
Marketable securities	18,019	42,917
Accounts receivable, net	18,218	7,581
Inventories, net	64,562	45,292
Inventory on lease	-	5,550
Other current assets	5,012	5,099
Total current assets	155,833	199,947

Property, plant and equipment, net	45,317	38,253
Railcars available for lease, net	64,755	23,434
Goodwill	21,521	21,521
Deferred income taxes, net	-	9,446
Other long-term assets	2,311	3,303
Total assets	$289,737	$295,904

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$34,749	$23,329
Accrued payroll and other employee costs	1,639	1,809
Reserve for workers’ compensation	3,344	3,394
Accrued warranty	9,309	8,062
Customer deposits	3,000	362
Deferred income state and local incentives, current	2,219	2,219
Deferred rent, current	6,466	178
Other current liabilities	1,324	964
Total current liabilities	62,050	40,317
Accrued pension costs	5,841	5,763
Accrued postretirement benefits, less current portion	4,975	5,556
Deferred income state and local incentives, long-term	6,941	9,161
Deferred rent, long-term	15,519	2,988
Accrued taxes and other long-term liabilities	801	387
Total liabilities	96,127	64,172

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	90,593	90,347
Treasury stock, at cost	(9,721)	(12,555)
Accumulated other comprehensive loss	(8,188)	(7,567)
Retained earnings	120,799	161,380
Total stockholders’ equity	193,610	231,732
Total liabilities and stockholders’ equity	$289,737	$295,904

FreightCar America, Inc. Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In thousands, except for share and per share data)

Revenues	$87,835	$79,241	$316,519	$409,474
Cost of sales	91,867	83,374	320,146	406,478
Gross (loss) profit	(4,032)	(4,133)	(3,627)	2,996
Selling, general and administrative expenses	7,222	9,301	29,051	32,987
Gain on sale of facility	—	—	(573)	—
Restructuring and impairment charges	—	7	—	1,792
Operating loss	(11,254)	(13,441)	(32,105)	(31,783)

Interest expense and deferred financing costs	(70)	(64)	(155)	(163)
Other income	427	320	1,848	539
Loss before income taxes	(10,897)	(13,185)	(30,412)	(31,407)
Income tax provision (benefit)	14,772	(2,047)	10,169	(8,845)
Net loss	$(25,669)	$(11,138)	$(40,581)	$(22,562)

Net loss per common share – basic	$(2.06)	$(0.90)	$(3.26)	$(1.82)

Net loss per common share – diluted	$(2.06)	$(0.90)	$(3.26)	$(1.82)

Weighted average common shares outstanding -
basic	12,325,876	12,294,597	12,318,861	12,285,566

Weighted average common shares outstanding -
diluted	12,325,876	12,294,597	12,318,861	12,285,566

Dividends declared per common share	$—	$—	$—	$0.27

FreightCar America, Inc. Segment Data (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(In thousands)		(In thousands)
Revenues:
Manufacturing	$84,208	$76,832	$302,154	$400,481
Corporate and Other	3,627	2,409	14,365	8,993
Consolidated revenues	$87,835	$79,241	$316,519	$409,474

Operating loss:
Manufacturing	$(6,541)	$(6,547)	$(14,556)	$(6,998)
Corporate and Other	(4,713)	(6,894)	(17,549)	(24,785)
Consolidated operating loss	$(11,254)	$(13,441)	$(32,105)	$(31,783)

FreightCar America, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended December 31,
	2018	2017
	(In thousands)
Cash flows from operating activities
Net loss	$(40,581)	$(22,562)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Net proceeds from Shoals transaction	2,655	—
Depreciation and amortization	12,017	9,366
Recognition of deferred income from state and local incentives	(2,220)	(2,219)
Gain on sale of facility	(573)	—
Deferred income taxes	9,969	(6,424)
Stock-based compensation recognized	3,198	1,162
Other non-cash items, net	269	1,957
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(10,637)	16,216
Inventories	(16,311)	50,639
Other assets	1,728	(3,248)
Accounts and contractual payables	10,693	(11,170)
Accrued payroll and employee benefits	(165)	(1,305)
Income taxes receivable/payable	657	9,623
Accrued warranty	1,247	(262)
Other liabilities	(2,461)	(754)
Accrued pension costs and accrued postretirement benefits	(1,129)	(678)
Net cash flows (used in) provided by operating activities	(31,644)	40,341

Cash flows from investing activities

Purchase of restricted certificates of deposit	(8,312)	(9,966)
Maturity of restricted certificates of deposit	9,080	6,856
Purchase of securities held to maturity	(111,356)	(85,821)
Proceeds from maturity of securities	136,716	43,080
Cost of railcars available for lease	(37,347)	—
Purchases of property, plant and equipment	(2,185)	(967)
Proceeds from sale of property, plant and equipment and railcars available for lease	2,458	119
State and local incentives received	—	1,410
Net cash flows used in investing activities	(10,946)	(45,289)

Cash flows from financing activities

Employee stock settlement	(118)	(23)
Cash dividends paid to stockholders	—	(3,351)
Deferred financing costs	(10)	—
Net cash flows used in financing activities	(128)	(3,374)

Net decrease in cash and cash equivalents	$(42,718)	$(8,322)
Cash, cash equivalents and restricted cash equivalents at beginning of period	$87,788	$96,110
Cash, cash equivalents and restricted cash equivalents at end of period	$45,070	$87,788

INVESTOR & MEDIA CONTACT	Matthew S. Kohnke
TELEPHONE	(800) 458-2235